Exhibit 10.1

FIDUCIARY INVESTMENT SERVICES AGREEMENT

between

The Northern Trust Company, Northern Trust Investments, N.A.

and the

ABA Retirement Funds

August 15, 2008

ARTICLE 1	DEFINITIONS	2

1.01 “ABA”.		2
1.02 “ABA Members Collective Trust”		2
1.03 “ABA Members Pension Plan”		2
1.04 “ABA Members Plans”		2
1.05 “ABA Members Retirement Plan”		2
1.06 “ABA RF”		2
1.07 “Affiliate”		2
1.08 “Board”		2
1.09 “Business Day”		2
1.10 “Cause”		2
1.11 “Code”		2
1.12 “Date of Termination”		2
1.13 “Effective Date”		3
1.14 “Employer”		3
1.15 “ERISA”.		3
1.16 “Extension Period”		3
1.17 “Fund”		3
1.18 “Fund Declaration”.		3
1.19 “Indemnified Person”.		3
1.20 “Investment Advisor”		3
1.21 “Investment Advisor Agreement”		3
1.22 “Investment Option”		3
1.23 “Investor”		3
1.24 “Major Vendor”		3
1.25 “Master Plan”.		4
1.26 “Master Trust”.		4
1.27 “Non-Master Plan”.		4
1.28 “Northern Trust”		4
1.29 “Notice of Termination”.		4
1.30 “NTI”		4
1.31 “Participant”.		4
1.32 “Plan”		4
1.33 “Pooled Trust”		4
1.34 “Program”		4
1.35 “Program Data and Records”		4
1.36 “Program Interface Agreement”		5
1.37 “Program Investment Policy”		5
1.38 “Program Recordkeeper”		5
1.39 “Prospectus”		5
1.40 “Qualified Bar Association”		5
1.41 “Qualified Employer”.		5
1.42 “RFP Response”		5
1.43 “Self-Managed Option”		5
1.44 “Service Standards”		5

1.45 “Transfer Completion Date”		5
1.46 “Trustee”		6
1.47 “Trust”		6

ARTICLE 2	TRUST SERVICES	1

2.01 Establishment and Maintenance of the ABA Members Collective Trust and the Trusts		1
2.02 Investment Advisors		1
2.03 Investment Advisor Removal by Northern Trust		1
2.04 Selecting and Monitoring of Investment Advisors		2
2.05 Amendments to or Mergers Under ABA Members Collective Trust		2
2.06 Trustee of the Trusts		3
2.07 Self-Managed Option		3
2.08 Investment Records		3
2.09 Contributions		3
2.10 Transfers		3
2.11 Distributions and Withdrawals		4
2.12 Fiduciary Duties		4

ARTICLE 3	INVESTMENT SERVICES	4

3.01 Investment Policy		4
3.02 Securities Lending		5
3.03 Consultant		5

ARTICLE 4	MAINTENANCE OF TRUSTS AND PLANS	6

4.01 Necessary Amendments to Trusts and ABA Members Plans and Trusts		6
4.02 Other Amendments to the ABA Members Plans and the Trusts		6
4.03 Plan Interpretation		7

ARTICLE 5	REPORTS BY NORTHERN TRUST TO ABA RF	7

5.01 Investment Services		7
5.02 Fee Reports		8
5.03 Service Reports		8
5.04 Expense Reports		8
5.05 Survey Reports		8

ARTICLE 6	ADDITIONAL AGREEMENTS, REPRESENTATIONS AND COVENANTS	9

6.01 Program Recordkeeper Interface		9
6.02 Service Standards		9
6.03 Financial Condition and Organization		10
6.04 Insurance		10
6.05 Approval of Major Vendors		10

6.06 Indemnification of ABA RF by Major Vendors		10
6.07 Non-Competition		10
6.08 Confidentiality		11
6.09 Copyright of Program Data and Records, Trusts and ABA Members Plans; Trademarks		12
6.10 Technology		12
6.11 Notice of Change in Status or Regulatory Action		12
6.12 Performance by Affiliates		13
6.13 Authorization		13
6.14 Disaster Recovery		13

ARTICLE 7	FEES AND EXPENSES	14

7.01 Northern Trust’s Fees		14
7.02 ABA RF’s Fees		14
7.03 Additional Services		14
7.04 Expenses		14

ARTICLE 8	LIMITATION OF LIABILITY AND INDEMNIFICATION	16

8.01 Limitation of Liability for Instructions from Program Recordkeeper		16
8.02 Limitation of Liability for Acts of Third Parties		16
8.03 Indemnification		16
8.04 Counsel for Indemnified Persons		17
8.05 Contribution		17
8.06 Enforcement of Rights		17
8.07 Supplemental Indemnification		17
8.08 Interests of ABA Members Collective Trust, Trusts and ABA Members Plans		17
8.09 Payment of Expenses		18
8.10 Northern Trust Corporation Guaranty		18

ARTICLE 9	TERMINATION OF AGREEMENT	19

9.01 Termination by Northern Trust		19
9.02 Termination For Cause		19
9.03 Termination by ABA RF		19
9.04 Consent to Termination		19
9.05 Notice of Termination		19
9.06 Extension Period		19
9.07 Conversion		20
9.08 Transfer to Successor Trustee		20
9.09 Transfer of Program Assets		20
9.10 Maintenance and Disposition of Program Data and Records		20

ARTICLE 10	MISCELLANEOUS	21

10.01 Plan Disqualification		21

10.02 Agents of ABA RF	21
10.03 Good Faith	21
10.04 Compliance with Laws	21
10.05 Audits	21
10.06 Amendment	22
10.07 Assignment; Change of Control	22
10.08 No Third Party Beneficiaries	23
10.09 References to Include Program Interface Agreement	23
10.10 Choice of Law	23
10.11 Resolution of Disputes	23
10.12 Notice	24
10.13 Use of Electronic Media	24
10.14 Severability of Provisions	24
10.15 Waiver	25
10.16 Captions	25
10.17 Action by ABA RF	25
10.18 Construction of Terms	25
10.19 Execution in Counterparts	25
10.20 Entire Agreement	25

THIS FIDUCIARY INVESTMENT SERVICES AGREEMENT (the “Agreement”) is entered into as of the          day of                 , 2008, between THE NORTHERN TRUST COMPANY, an Illinois banking corporation, (“Northern Trust”), Northern Trust Investments, N.A., a national banking association (“NTI”) and the ABA RETIREMENT FUNDS, an Illinois not for profit corporation (“ABA RF”).

W I T N E S S E T H:

WHEREAS, ABA RF sponsors the American Bar Association Members Retirement Program (the “Program”) under which it has established the American Bar Association Members Retirement Plan (the “ABA Members Retirement Plan”), American Bar Association Members Defined Benefit Pension Plan (the “ABA Members Pension Plan”), the American Bar Association Members Retirement Trust (the “Master Trust”) and the American Bar Association Members Pooled Trust for Retirement Plans (the “Pooled Trust”);

WHEREAS, pursuant to an Administrative and Investment Management Agreement between ABA RF and State Street Bank and Trust Company (“State Street”), as amended and restated effective November 18, 2002 (the “State Street Agreement”), as amended, State Street has been the Trustee of the Master Trust and the Pooled Trust;

WHEREAS, pursuant to the State Street Agreement, State Street has established, and its affiliate, State Street Bank and Trust Company of New Hampshire, maintains, the American Bar Association Members/State Street Collective Trust (the “Existing ABA Members Collective Trust”), a group trust consisting of certain Investment Options;

WHEREAS, pursuant to Sections 15.01 and 15.03 of the State Street Agreement, ABA RF and State Street each have the right to terminate the State Street Agreement by notice to the other party as specified therein and, pursuant thereto, have agreed to do so effective at the Effective Date (as defined herein);

WHEREAS, no later than the effectiveness of this Agreement, ABA RF has entered into an agreement with another vendor whereby it will provide the administrative, communication and marketing services for the Program previously provided by State Street pursuant to the State Street Agreement; and

WHEREAS, ABA RF and Northern Trust desire to establish their relationship pursuant to this Agreement, including the substitution of Northern Trust for State Street as trustee of the Master Trust and the Pooled Trust and the substitution of Northern Trust for State Street Bank and Trust Company of New Hampshire as trustee of the Existing ABA Members Collective Trust, immediately followed by the amendment and restatement of the Existing ABA Members Collective Trust as the American Bar Association Members/Northern Trust Collective Trust.

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NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and undertakings, and subject to the terms and conditions, hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.01 “ABA” means the American Bar Association and any successor thereto.

1.02 “ABA Members Collective Trust” means the American Bar Association Members/Northern Trust Collective Trust, a group trust established pursuant to a Declaration of Trust, dated as of the Effective Date, in a form approved by ABA RF, as an amendment and restatement of the American Bar Association Members/State Street Collective Trust as in effect at the close of business on the day before the Effective Date, and maintained by Northern Trust for the purpose of providing certain Investment Options to Investors under the Program.

1.03 “ABA Members Pension Plan” means the American Bar Association Members Defined Benefit Pension Plan, as amended and in effect from time to time.

1.04 “ABA Members Plans” means the ABA Members Pension Plan and the ABA Members Retirement Plan, collectively.

1.05 “ABA Members Retirement Plan” means the American Bar Association Members Retirement Plan, as amended and in effect from time to time.

1.06 “ABA RF” means the ABA Retirement Funds, an Illinois not-for-profit corporation, and any successor through which qualified retirement plans are offered to Qualified Employers.

1.07 “Affiliate” means NTI and any person or entity, including any general partnership, limited partnership, corporation, joint venture, business trust, limited liability partnership, limited liability company or similar organization, that, directly or indirectly, controls, is controlled by, or is under common control with Northern Trust.

1.08 “Board” means the Board of Directors of ABA RF, or the comparable governing body of any successor thereto.

1.09 “Business Day” means any day on which the New York Stock Exchange is open for trading. Any other reference in this Agreement to a “day,” “week,” “quarter,” or “year” shall mean, respectively, a calendar day, a calendar week, a calendar quarter or a calendar year.

1.10 “Cause” means behavior by ABA RF that is described in Section 9.02 which gives the other party certain rights with respect to this Agreement.

1.11 “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

1.12 “Date of Termination” means the date specified in the Notice of Termination delivered pursuant to Section 9.01 or 9.03 as the date as on which this Agreement shall terminate.

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1.13 “Effective Date” means July 1, 2009 or such other date as may be mutually agreed upon by the parties, but not prior to the effectiveness of the Program Interface Agreement.

1.14 “Employer” means (a) any Qualified Employer that maintains a Plan and (b) any successor to any such Qualified Employer that agrees, or is required by operation of law, to continue the Plan.

1.15 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

1.16 “Extension Period” means the period immediately following the Date of Termination during which Northern Trust, at the written request of ABA RF, is obligated to perform its obligations and is entitled to exercise its rights under this Agreement pursuant to Sections 9.05 and 9.06.

1.17 “Fund” means any Investment Option that is a collective investment fund established from time to time under the ABA Members Collective Trust.

1.18 “Fund Declaration” means any separate declaration executed by NTI, pursuant to the ABA Members Collective Trust, for the purpose of establishing a Fund thereunder.

1.19 “Indemnified Person” means any person or entity entitled to indemnification pursuant to Sections 6.06 and 8.03.

1.20 “Investment Advisor” means any person or entity (other than Northern Trust) engaged by Northern Trust pursuant to Section 2.02 to make recommendations to Northern Trust regarding the acquisition or disposition of assets held in a Fund.

1.21 “Investment Advisor Agreement” means any agreement entered into pursuant to Section 2.02 between Northern Trust, as trustee of the ABA Members Collective Trust, and an Investment Advisor.

1.22 “Investment Option” means any investment offered to, or obtained for, Investors under the Program, including, without limitation, the Self-Managed Option.

1.23 “Investor” means (a) the Participant, in the case of a Plan for which the Participant is authorized to direct the investment in, and allocation among, Investment Options of the amounts attributable to such Participant’s accounts in the Plan (or applicable portion thereof) and (b) in the case of a Plan (or portion thereof) not described in subsection (a) of this Section, the person or entity having investment discretion with respect to the investment in, and allocation among, Investment Options of the assets of such Plan (or applicable portion thereof).

1.24 “Major Vendor” means any person or entity (other than an Investor Advisor or independent accountant) providing material services specific to the Program that Northern Trust engages to assist it in performing its services for the benefit of the Program.

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1.25 “Master Plan” means any employee benefit plan established and maintained by a Qualified Employer pursuant to either of the ABA Members Plans.

1.26 “Master Trust” means the trust maintained under the ABA Members Plans, known as of the Effective Date as the American Bar Association Members Retirement Trust, as amended and in effect from time to time.

1.27 “Non-Master Plan” means any employee benefit plan (other than a Master Plan) that is established and maintained by a Qualified Employer, and with respect to which the Pooled Trust has been adopted.

1.28 “Northern Trust” means The Northern Trust Company, a banking corporation organized and existing under the laws of the State of Illinois, and any entity that succeeds to Northern Trust’s obligations under this Agreement by operation of law or to which such obligations are otherwise assigned with the consent of ABA RF.

1.29 “Notice of Termination” means a written notice delivered by Northern Trust or by ABA RF pursuant to Section 9.05 declaring an intent to terminate this Agreement.

1.30 “NTI” means Northern Trust Investments, N.A., a national banking association with trust powers, and any entity that succeeds to NTI’s obligations under this Agreement by operation of law or to which such obligations are otherwise assigned with the consent of ABA RF.

1.31 “Participant” means any person for whom benefits under a Plan are provided under either Trust, including, where the context so requires, (a) a beneficiary designated under the terms of a Plan to receive a benefit after the death of a Participant and (b) a person designated by an Employer in writing to the Program Recordkeeper as having been determined by the Employer to be an alternate payee entitled to benefits under the Trust in accordance with a qualified domestic relations order as defined in Section 414(p) of the Code.

1.32 “Plan” means a Master Plan, a Non-Master Plan, or both, as the case may be.

1.33 “Pooled Trust” means the trust maintained under the Program to hold assets of Non-Master Plans, known as of the Effective Date as the American Bar Association Members Pooled Trust for Retirement Plans, as amended and in effect from time to time.

1.34 “Program” means the program sponsored by ABA RF for Qualified Employers that provides for administrative, recordkeeping, custodial and investment services and includes the ABA Members Plans, the Trusts and the Investment Options, known as of the Effective Date as the ABA Members Retirement Funds Program, as amended from time to time.

1.35 “Program Data and Records” means (a) all Investor and Trust records acquired by, provided to, created by or maintained by Northern Trust pursuant to this Agreement, (b) all information made available to Northern Trust (or any person engaged by Northern Trust), (c) all reports compiled by Northern Trust (or any person engaged by Northern Trust) pursuant to, or otherwise in the course of performing its obligations under, this

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Agreement, (f) all reports or other information made available to Northern Trust by the Program Recordkeeper and any other party engaged to provide services to the Program and (g) all data, records and other information derived from any of the foregoing.

1.36 “Program Interface Agreement” means the agreement between Northern Trust and the Program Recordkeeper described in Section 6.01 hereof.

1.37 “Program Investment Policy” means the investment policy for the ABA Members Collective Trust, developed and approved pursuant to Section 3.01 hereof, as in effect from time to time.

1.38 “Program Recordkeeper” means the organization or entity engaged by ABA RF to provide recordkeeping, administrative, marketing and communications services for the Program.

1.39 “Prospectus” means the prospectus included within the most recent registration statement, as amended from time to time, filed by the ABA Members Collective Trust with the Securities and Exchange Commission.

1.40 “Qualified Bar Association” means an organization that is represented in the House of Delegates of the ABA.

1.41 “Qualified Employer” means (a) any sole practitioner, partnership, corporation, limited liability partnership, limited liability company or association engaged in the practice of law, provided that the sole practitioner or at least one partner of the partnership, one shareholder of the corporation or one member of the limited liability partnership or company is a member or associate of the ABA or of a Qualified Bar Association, (b) the ABA, (c) any Qualified Bar Association, and (d) any organization that does not engage in the practice of law but is closely associated with the legal profession, which receives the approval of ABA RF, and which has as an owner or a member of its governing board a member or associate of the ABA.

1.42 “RFP Response” means Northern Trust’s “Response to Request for Proposal, American Bar Association Retirement Funds,” dated November 7, 2007, and as supplemented.

1.43 “Self-Managed Option” means the Investment Option available under the Trusts and maintained in accordance with Section 2.07(a), pursuant to which an Investor may designate the investment of assets of a Plan or of a Participant’s account, as the case may be, in securities selected by such Investor.

1.44 “Service Standards” means those identified minimum performance standards established by agreement between Northern Trust and ABA RF and set forth in Appendix A, as amended from time to time pursuant to Section 6.02.

1.45 “Transfer Completion Date” means the date as of which ABA RF or a third party designated by it assumes responsibility for Northern Trust’s obligations to perform services under this Agreement, which shall be the later of the Date of Termination or the end of the Extension Period.

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1.46 “Trustee” means the trustee of the Master Trust and the Pooled Trust from time to time.

1.47 “Trust” means the Master Trust, the Pooled Trust, and “Trusts” means both the Master Trust and the Pooled Trust.

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ARTICLE 2

TRUST SERVICES

2.01 Establishment and Maintenance of the ABA Members Collective Trust and the Trusts. Northern Trust shall, as of the Effective Date, become the successor trustee and custodian under, and shall maintain in accordance with this Agreement and in accordance with its Declaration of Trust, the ABA Members Collective Trust with exclusive management and control over the assets thereof until the Transfer Completion Date. The ABA Members Collective Trust shall include, as of the Effective Date, the Investment Options described in the most recent Prospectus, and shall include such other Funds as may be established by Northern Trust as Investment Options from time to time pursuant to this Article 2, consistent with its obligation to implement the Program Investment Policy.

2.02 Investment Advisors. Northern Trust shall engage one or more Investment Advisors only in accordance with the following procedures:

(a) Each Investment Advisor shall be identified in the appropriate Fund Declaration or attachment thereto.

(b) Northern Trust shall enter into an Investment Advisor Agreement with each such Investment Advisor, which Investment Advisor Agreement shall include, among other things (A) representations that the Investment Advisor is registered, or exempt under, or excluded from, the Investment Advisers Act of 1940, as amended, and is in the business of acting as a fiduciary with respect to assets of various retirement plans and trusts, (B) an acknowledgement in writing that the Investment Advisor is a fiduciary as defined in ERISA with respect to the applicable assets of the Plans and the Trusts, and each such agreement may include supplemental guidelines governing the Investment Advisor’s activities and (C) indemnification of the Indemnified Persons, as third-party beneficiaries.

(c) If more than one Investment Advisor is engaged by Northern Trust to advise it with respect to a single Fund, each applicable Investment Advisor Agreement shall designate the portion of the assets of, contributions and transfers to, and withdrawals and transfers from, such Fund to be allocated to each such Investment Advisor or provide that Northern Trust has the authority to make such allocation; and

(d) An Investment Advisor shall not be permitted to take any action with respect to any Fund that, in the reasonable opinion of Northern Trust, would cause the Fund to cease to qualify as a fund maintained by a bank within the meaning of (i) Section 3(c)(11) of the Investment Company Act of 1940, as amended, and any successor provision thereto, and (ii) Section 3(a)(2) of the Securities Act of 1933, as amended, and any successor provision thereto.

(e) Northern Trust shall provide ABA RF with copies of all (a) Investment Advisor Agreements, (b) notices required under the Investment Advisor Agreements, and (c) reports required under the Investment Advisor Agreements.

2.03 Investment Advisor Removal by Northern Trust. Subject to applicable laws and regulations, to its reasonable administrative capabilities and other responsibilities under the Program, and to the provisions of the applicable Investment Advisor Agreements, Northern Trust may remove any Investment Advisor upon prior or concurrent written notice to ABA RF explaining the reasons for the removal; provided, however, that:

(a) Northern Trust may remove an Investment Advisor with concurrent notice to ABA RF if Northern Trust reasonably determines that such urgent action is necessary; and

(b) Northern Trust may not remove an Investment Advisor without engaging a new Investment Advisor or allocating such assets to an existing Investment Advisor.

2.04 Selecting and Monitoring of Investment Advisors. Northern Trust shall exercise its discretion to select, retain and terminate Investment Advisors by utilizing the information, resources and methodology described in Part IV, Items 25, 26 and 27 of the RFP Response.

2.05 Amendments to or Mergers Under ABA Members Collective Trust. (a) Northern Trust shall make all amendments to the ABA Members Collective Trust and agreements thereunder that it determines are necessary to (i) comply with Northern Trust’s reasonable administrative requirements, (ii) permit Funds to be offered, made available, maintained, merged, divided or terminated, (iii) comply with changes in the ABA Members Plans, the Trusts and applicable laws and regulations and (iv) enable Northern Trust to manage and control the ABA Members Collective Trust and the Funds established thereunder in accordance with the terms of this Agreement and the ABA Members Collective Trust. In addition, in the event that ABA RF determines that changes in the ABA Members Plans or the Trusts may require amendments to the ABA Members Collective Trust, it shall so notify Northern Trust and Northern Trust shall make such amendments to the ABA Members Collective Trust as it determines are appropriate in connection with such changes. In making any amendment to the ABA Members Collective Trust, Northern Trust shall exercise its reasonable judgment as to the content and timing of any such amendment. Notwithstanding the foregoing, no such amendment (including the amendment and restatement referred to in Section 1.02) shall reduce the duties, obligations or liabilities of the Trustee thereunder without the prior consent of the ABA RF

(b) Northern Trust shall furnish to ABA RF at least thirty (30) days prior to adoption of any amendment made pursuant to Section 7.01 of the ABA Members Collective Trust or any amendment to a Fund Declaration made pursuant to Section 3.03(a) of the ABA Members Collective Trust, (i) written notice of the reasons for any such amendment and (ii) copies of any such amendment; provided, however, that Northern Trust may make any such amendment, with concurrent notice to ABA RF if Northern Trust reasonably determines that such urgent amendment is necessary or appropriate. ABA RF may make comments and suggestions in connection with any such amendment, and Northern Trust shall give full consideration thereto, provided, however, that ABA RF’s right to make comments and suggestions hereunder shall not be interpreted as delegating to ABA RF any discretion over the investment or fiduciary authority over the assets of the ABA Members Collective Trust in a manner that would cause ABA RF to be a fiduciary subject to ERISA with respect thereto or to in any manner diminish Northern Trust’s discretion to determine the final content of any such amendment. Northern Trust shall, to the extent it determines necessary or appropriate, submit such amendments to the Internal Revenue Service and other governmental agencies for approval and shall provide ABA RF with copies of the submissions at least thirty (30) days prior to submission and copies of such approvals and other responses promptly after receipt thereof. ABA RF shall offer timely assistance to Northern Trust in making such submissions and obtaining such approvals and may make comments or suggestions regarding such submissions, and Northern Trust shall give full consideration thereto.

(c) In the event that Northern Trust exercises its authority to terminate a Fund, to divide a Fund into multiple Funds or to merge two Funds pursuant to Sections 7.02 and 7.03, respectively, of the ABA Members Collective Trust, Northern Trust shall notify ABA RF thereof pursuant to the notice procedures in Section 2.05(b) for amendments

2.06 Trustee of the Trusts. ABA RF shall retain Northern Trust, and Northern Trust shall serve, as sole Trustee, until the Transfer Completion Date.

2.07 Self-Managed Option. Northern Trust shall maintain the Self-Managed Option under the applicable provisions of the Trusts. The Self-Managed Option shall constitute an Investment Option under the Program and shall be made available to any Investor, except that, with respect to any Plan maintained under the ABA Members Retirement Plan, each adopting Employer may elect not to have the Self-Managed Option available with respect to its Plan. The terms and conditions of the Self-Managed Option, including without limitation, an appropriate fee schedule, shall be set forth in the Program Interface Agreement.

2.08 Investment Records. Northern Trust shall, pursuant to the terms of the ABA Members Collective Trust and the Program Interface Agreement, maintain records for each Investment Option with respect to multiple classes of units as shall be necessary or appropriate to allow the Program Recordkeeper to maintain records of each Plan’s interest in each Investment Option and in each such class of units.

2.09 Contributions. Northern Trust shall allocate all contributions among the Investment Options in accordance with the instructions from the Program Recordkeeper. In the event that Northern Trust has received a contribution that Northern Trust believes to be incorrect or invalid or instructions from the Program Recordkeeper that Northern Trust believes are incorrect or invalid, it shall use commercially reasonable efforts to contact the Program Recordkeeper to clarify or correct such contribution amount or instructions. Northern Trust shall establish standard procedures (with reasonable notice to ABA RF) regarding the action to be taken by Northern Trust in the interim, in accordance with the applicable Service Standards.

2.10 Transfers. Northern Trust shall transfer amounts among Investment Options in accordance with instructions from the Program Recordkeeper. To the extent that Northern Trust has received no instructions or it believes that such instructions are incorrect or invalid, Northern Trust shall use commercially reasonable efforts to contact the Program Recordkeeper in order to obtain, clarify or correct such investment instructions. If Northern Trust receives instructions that it believes are invalid, the affected assets shall not be transferred until valid instructions are received; provided, that if Northern Trust receives invalid instructions or no instructions where instructions are required because assets must be transferred, the transfer shall be promptly made to the Stable Asset Return Fund.

2.11 Distributions and Withdrawals. Subject to applicable laws and regulations and upon the direction of the Program Recordkeeper, Northern Trust shall make payments out of the Trusts in such amounts to such persons, including any disbursing agent appointed by the Program Recordkeeper, as shall be specified by the Program Recordkeeper in such directions. Immediately prior to the time when a distribution is to be made pursuant to this Section 2.11, Northern Trust shall transfer the amount thereof to a demand deposit account maintained by Northern Trust for this purpose. Upon such transfer, the appropriate Trust shall be relieved of, and the disbursing agent appointed by the Program Recordkeeper, or Northern Trust (acting in its institutional capacity and not as a trustee), as the case may be, shall assume, the liability to pay such distribution. ABA RF acknowledge that the earnings attributable to Trust assets transferred to such account shall accrue to the benefit of the third party disbursing agent or Northern Trust, as the case may be, and have been taken into account in their negotiations with respect to the fees payable to Northern Trust under Section I of Appendix B attached hereto, and in furtherance thereof, Northern Trust shall, from time to time as reasonably requested by ABA RF, provide to it an accounting of the amount of such earnings.

2.12 Fiduciary Duties. Northern Trust hereby acknowledges, represents, warrants and agrees that as trustee of the ABA Members Collective Trust, Northern Trust shall have exclusive discretion and control over the assets thereof as required by Section 403 of ERISA, including, without limitation, exclusive responsibility for the engagement, monitoring, retention and removal of the Investment Advisors. It is the express intention of ABA RF and Northern Trust that neither ABA RF nor its officers, directors or agents shall have any discretion or fiduciary duty with respect to such assets except as provided in Sections 2.06 and 3.01(b) hereof.

ARTICLE 3

INVESTMENT SERVICES

3.01 Investment Policy. (a) Policy Contents. Northern Trust shall, not less than 180 days prior to the Effective Date, and effective thereon, develop and propose to ABA RF for its approval a continuing and suitable investment policy for the Program. Such proposed investment policy shall represent Northern Trust’s recommendations, as trustee of the ABA Members Collective Trust, and best expert advice regarding, (i) the classes of securities by type (such as equity, fixed income, derivative, etc.), (ii) the market capitalization of the issuers of such securities (such as domestic, international, developing, global, etc.), (iii) investing style (such as growth, value, core, etc.), (iv) asset allocation models and such other characteristics that Northern Trust, in its reasonable best judgment advises, shall result in Investment Options that provide Investors opportunities for investment diversification that satisfy the requirements of Section 404(c) of ERISA and are competitive with the investment opportunities typically available to defined contribution plans. Such investment policy shall also set forth, for each Investment Option and for each Investment Advisor, the performance criteria, measured by external benchmark and peer group comparisons over specified time periods, which Northern Trust shall use to measure the investment performance of Investment Advisors in determining whether to engage, retain or terminate them. The Program Investment Policy shall contain such detail as shall be reasonably necessary so as to provide ABA RF with the ability to monitor the performance of Northern Trust, as trustee of the ABA Members Collective Trust, in fulfillment of ABA RF’s duty as the “named fiduciary,” within the meaning of Section 402(c) of ERISA with the authority to engage, retain or terminate Northern Trust as trustee of the ABA Members Collective Trust.

(b) Approval of Initial Program Investment Policy. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not become effective until Northern Trust shall have proposed and ABA RF shall have accepted the initial Program Investment Policy.

(c) Amendments to Program Investment Policy. Northern Trust may, from time to time, in its sole discretion as trustee of the ABA Members Collective Trust, propose an amendment or amendments to the Program Investment Policy by written notice provided to ABA RF at least 90 days prior to the proposed effective date of such amendment. Such notice shall state Northern Trust’s reasons for such amendment in sufficient detail for ABA RF to be able to determine the reasonableness and efficacy of such proposed amendment, including whether such amendment shall change the number or composition of the Investment Options and the estimated cost of implementation of such amendment. ABA RF shall use its reasonable due diligence to review such proposed amendment to the Program Investment Policy and shall within 45 days after receipt thereof, either accept and approve such proposed amendment or disapprove such proposed amendment. In the event ABA RF disapproves any proposed amendment to the Program Investment Policy, ABA RF shall provide to Northern Trust, in writing, the reasons for such disapproval.

(d) Transition Services. Northern Trust shall have exclusive fiduciary responsibility for implementing the Program Investment Policy and any amendments thereto as it shall in its sole fiduciary discretion determine, including the creation or termination of Investment Options, the engagement or termination of Investment Advisor pursuant to Article 2 and the management directly of any necessary disposition or acquisition of securities. Such activities shall be carried out substantially in the manner described in Part III, Items 22 and 23 of the RFP Response.

3.02 Securities Lending. Northern Trust, acting in its institutional capacity and not as trustee, shall provide securities lending services for the ABA Members Collective Trust pursuant to an agreement with Northern Trust, as trustee of the ABA Members Collective Trust. Such agreement shall contain such terms and conditions as the parties shall agree, provided that such agreement shall provide that no more than twenty percent (20%) of the securities lending revenue, net of borrower rebates and other expenses, shall be paid by the ABA Members Collective Trust as a fee for Northern Trust’s services as lending agent for the Funds.

3.03 Consultant. ABA RF may from time to time hire a consultant to assist ABA RF in (a) monitoring the performance of Northern Trust, (b) monitoring the performance of Investment Advisors, and (c) monitoring the relationship between Northern Trust and the Investment Advisors. Upon request by ABA RF, such fee shall be payable directly, or by reimbursement, by the Trusts and the ABA Members Collective Trust pursuant to Section 7.04

ARTICLE 4

MAINTENANCE OF TRUSTS AND PLANS

4.01 Necessary Amendments to Trusts and ABA Members Plans and Trusts. ABA RF, as sponsor of the ABA Members Plans, shall make all amendments to the ABA Members Plans and any form of participation agreement or other agreements thereunder and shall agree to all amendments to the Trusts that are necessary to comply with Northern Trust’s reasonable administrative requirements, to permit Investment Options to be offered, made available, maintained or terminated under the Program, or to comply with applicable laws, regulations, revenue rulings, revenue procedures, advisory opinions or other governmental pronouncements. All such amendments shall be made in accordance with the following procedures:

(a) If ABA RF has prepared a necessary amendment to the ABA Members Plans or any form of participation agreement or other agreement thereunder or to the Trusts, it shall provide such amendment to Northern Trust for review, and Northern Trust shall be entitled to make comments and suggestions with respect thereto (to which ABA RF shall give full consideration), and shall conduct its reviews under this Section in accordance with a reasonable schedule specified by ABA RF or, if none is specified, within a reasonable period of time.

(b) ABA RF shall, to the extent necessary, submit such necessary amendments to the Internal Revenue Service for approval. ABA RF shall provide copies of such submissions to Northern Trust for review prior to submission and Northern Trust shall (i) be entitled to make comments and suggestions (to which ABA RF shall give full consideration), (ii) conduct such reviews in accordance with a reasonable schedule specified by ABA RF or, if none is specified, within a reasonable period of time, and (iii) offer timely assistance to ABA RF in making such submissions and obtaining approvals thereof.

(c) Outside legal expenses incurred by either ABA RF or Northern Trust pursuant to this Section shall be paid by such party incurring such expense, but may be reimbursed by the Trusts or the ABA Members Collective Trust to the extent permitted by Section 7.04.

4.02 Other Amendments to the ABA Members Plans and the Trusts. From time to time, ABA RF and Northern Trust may each notify the other of proposed amendments or changes to the Trusts, the ABA Members Plans and any form of participation agreement or other agreement thereunder that such party believes are appropriate or desirable in connection with the Program, but not required under Section 4.01, in accordance with the following procedures:

(a) ABA RF, as sponsor of the ABA Members Plans, shall be responsible for making any amendment to the ABA Members Plans and any form of participation agreement or other agreement thereunder and to the Trusts; provided that Northern Trust, together with ABA RF, may make amendments to the Trusts.

(b) Each party shall cooperate with the other to make such amendments as both parties agree are reasonable and practicable, subject to the terms of this Agreement.

(c) Each party shall be entitled to make comments and suggestions on such amendments, to which the other party shall give full consideration.

(d) ABA RF shall, to the extent necessary, submit such amendments to the Internal Revenue Service and other governmental agencies for approval and shall provide Northern Trust with copies of the submissions prior to submission for review.

(e) Northern Trust shall offer timely assistance to ABA RF in making such submissions and obtaining such approvals as may be necessary or advisable, including by conducting its reviews under this Section in accordance with a reasonable schedule specified by ABA RF or, if none is specified, within a reasonable period of time.

(f) Outside legal expenses incurred by either ABA RF or Northern Trust pursuant to this Section shall be paid by such party incurring such expense, but may be reimbursed by the Trusts or the ABA Members Collective Trust to the extent permitted by Section 7.04.

4.03 Plan Interpretation. ABA RF, as sponsor of the Program, may provide any legal or other technical assistance as it may, from time to time, determine is necessary or appropriate to assist with the proper interpretation and operation of the Master Plans with respect to issues brought to ABA RF’s attention by Northern Trust or otherwise. Outside legal and other expenses incurred by ABA RF pursuant to this Section shall be paid by ABA RF, but may be reimbursed by the Trusts or the ABA Members Collective Trust to the extent permitted by Section 7.04.

ARTICLE 5

REPORTS BY NORTHERN TRUST TO ABA RF

5.01 Investment Services. (a) Quarterly Reports. Northern Trust shall prepare quarterly reports summarizing the investment performance for each Investment Option and the performance of each of the Investment Advisors engaged in connection therewith for each calendar quarter. Such quarterly reports shall include Northern Trust’s analysis of the current market environment, including a summary of the most recent events in the financial markets and a review of the performance of the major market indices, Northern Trust’s analysis of the allocation of the assets invested in the ABA Members Collective Trust among its Investment Options, a complete investment return analysis, and a review of the investment results of all the Investment Options in the context of their respective objectives and benchmarks and peer rankings, along with specific commentary on factors Northern Trust believes have an effect on investment performance, and such other investment information as ABA RF may from time to time reasonably request. The quarterly report for a specific calendar quarter shall be delivered by Northern Trust to ABA RF at least two weeks prior to the next regularly scheduled meeting of ABA RF’s Board of Directors occurring during the next calendar quarter.

(b) Reviews. Northern Trust shall conduct ongoing, due diligence reviews of and discussions with the Investment Advisors. Such diligence shall focus on investment performance, organizational and investment process issues, such as changes in ownership, investment methodology, adherence to stated policies, retention of professional staff, fee changes, new products, etc. Northern Trust shall promptly communicate to ABA RF any important developments arising as a result of such diligence.

(c) Annual Report. Northern Trust shall prepare an annual review of the Investment Options. This report shall contain, in addition to the items in Section 5.01(b) above, a review of each Investment Advisor, and shall identify any Investment Advisor whose performance may no longer be considered by Northern Trust to be adequate, and address other investment-related issues that may arise or on which ABA RF may request Northern Trust’s advice. This annual review will be delivered to ABA RF at least two weeks before the meeting of the ABA RF Board of Directors held in the third quarter of each year.

(d) Meetings. Northern Trust shall attend the quarterly meetings of ABA RF’s Board of Directors. Such attendance will be for the purposes of providing a review of the performance of the Investment Options offered under the Trust as described in this Section 5.01 and any other reporting to ABA RF being contemplated by Northern Trust. Northern Trust shall also discuss issues of a topical nature that may be relevant to the Program.

(e) Consultation. Northern Trust shall be available for telephone conversations with ABA RF’s staff and members of ABA RF’s Board of Directors upon reasonable notice.

5.02 Fee Reports. Northern Trust shall provide ABA RF with quarterly reports (including year-to-date information) setting forth the fees paid by Participants, Employers and Investors (including trusts) under the Program.

5.03 Service Reports. Northern Trust shall provide ABA RF with quarterly reports setting forth such information as is reasonably necessary for ABA RF to determine the nature and extent of Northern Trust’s compliance with the applicable Service Standards.

5.04 Expense Reports. Northern Trust shall provide ABA RF with quarterly reports setting forth the amount and a description of the various categories of expenses assessed or charged pursuant to Section 7.04.

5.05 Survey Reports. Subject to certain fees and confidentiality restrictions, Northern Trust shall make available to ABA RF the results of any surveys commissioned by or participated in by Northern Trust regarding those portions of its customer service, investment performance and similar matters that relate to the services provided under this Agreement; provided, however, that Northern Trust shall not be required to make available to ABA RF any such surveys commissioned solely for personnel reasons. If the results of any such survey are subject to confidentiality restrictions, Northern Trust shall use commercially reasonable efforts to obtain permission to disclose such results to ABA RF and, if such disclosure can be made pursuant to confidentiality agreement between the parties, Northern Trust shall promptly offer to enter into such an agreement on commercially reasonable terms. In addition, to the extent that Northern Trust would be subject to any fee or expense as a result of providing any such disclosure, ABA RF shall reimburse Northern Trust for such fee or expense.

ARTICLE 6

ADDITIONAL AGREEMENTS, REPRESENTATIONS AND COVENANTS

6.01 Program Recordkeeper Interface. Northern Trust shall enter into a working agreement with the Program Recordkeeper. Such agreement shall provide, among other things, for the establishment of a Program Executive Council that shall include from Northern Trust, such senior executives and other personnel of Northern Trust and the Program Recordkeeper as Northern Trust shall, with the approval of ABA RF, deem necessary or appropriate to enable it to carry out its obligations under this Agreement to the extent such obligations relate to Northern Trust’s receipt of and response to directions and other communications from the Program Recordkeeper. The Program Interface Agreement also shall provide for Northern Trust’s commercially reasonable cooperation with the Program Recordkeeper to enable the Program Recordkeeper to carry out its obligations to provide recordkeeping, communications and marketing for the Program as required by its agreement with ABA RF. Such agreement shall further provide for meetings of the Program Executive Council to discuss, among other things, service related issues, complaints by Investors or Participants and other matters that may come to their attention, and shall permit ABA RF to attend such meetings and provide to ABA RF written reports thereof. The Program Interface Agreement shall contain such other provisions as the parties shall deem necessary or appropriate that are not inconsistent with this Agreement. ABA RF shall not be a party to the Program Interface Agreement, but such agreement shall name ABA RF as a third-party beneficiary thereof with a right to enforce the Program Interface Agreement on behalf of the Program. In no event shall the Program Interface Agreement be executed or amended unless the form thereof has been approved in writing by ABA RF.

6.02 Service Standards. Northern Trust shall perform each and every of its duties and responsibilities hereunder and under the Program Interface Agreement in accordance with the fiduciary requirements of ERISA and with the highest standard of care applicable to persons performing services of the type required hereunder and shall always apply the best practices commercially reasonably available to it when carrying out such duties and responsibilities. Accordingly, Northern Trust represents and warrants that the individuals described in Part II, Item 19 of the RFP Response or other individuals of similar title and responsibilities shall have the responsibilities described therein and that any other personnel responsible for carrying out its obligations under this Agreement are individuals who are experienced in the performance of the various functions contemplated hereby. Northern Trust and ABA RF shall identify certain of the services to be performed by Northern Trust pursuant to this Agreement or the Program Interface Agreement, the performance of which shall be governed by the Service Standards set forth on Appendix A and incorporated as part of this Agreement as the Service Standards. From time to time, Northern Trust and ABA RF may agree in writing to amend the Service Standards. If Northern Trust shall in any agreement with another client of comparable size (as measured by assets or number of participants) and service requirements agree to comply with a higher standard of performance than that required by Appendix A, Northern Trust shall promptly notify ABA RF of such event.

6.03 Financial Condition and Organization. As promptly as practicable after such information either becomes legally available for dissemination or is released to the public, Northern Trust shall notify ABA RF of any material change or pending material change to the ownership, legal structure or organization of Northern Trust or any Affiliate or division thereof that provides any services to or in connection with the Program. If the time of disclosure to ABA RF of items described in this subsection would be accelerated by a confidentiality agreement between the parties, Northern Trust shall promptly offer to enter into such an agreement on commercially reasonable terms.

6.04 Insurance. (a) Required Coverage. Northern Trust hereby represents and warrants that as of the Effective Date it maintains fiduciary and error and omissions coverage of not less than $75,000,000 per occurrence and $75,000,000 in the aggregate, with a deductible of $15,000,000, and that such insurance coverage is applicable to any errors or omissions incurred by Northern Trust under this Agreement. Northern Trust shall not reduce such coverage without ABA RF’s prior written consent.

(b) Certification. Northern Trust shall provide to ABA RF within thirty (30) days of the Effective Date a certificate of coverage with respect to all insurance policies (including fiduciary and errors and omissions) of Northern Trust that could reasonably cover or relate to the Trusts, the ABA Members Collective Trust or the Program.

6.05 Approval of Major Vendors. Within a reasonable period of time, not less than fifteen (15) Business Days, prior to the hiring of a Major Vendor, Northern Trust shall submit to ABA RF for ABA RF’s approval a summary of the proposed terms for the hiring of such Major Vendor; provided, however, that if ABA RF does not approve such Major Vendor or the proposed terms of the arrangement, Northern Trust may engage such Major Vendor to provide services for the benefit of any other client of Northern Trust regardless of whether such Major Vendor will continue to be available to provide services to the Program on the proposed terms. The terms of Northern Trust’s contracts with Major Vendors shall be consistent with Northern Trust’s responsibilities, duties and obligations under, and not in conflict with the terms and conditions of, this Agreement, the Trusts and the ABA Members Collective Trust, including, without limitation, Section 6.08. Northern Trust shall provide to ABA RF copies of such contracts when executed. Notwithstanding the foregoing, ABA RF’s approval under this Section shall not be required for the renewal or reengagement of a Major Vendor previously approved by ABA RF, provided that the terms of such renewal or reengagement (other than fees) are not materially different than those previously approved by ABA RF.

6.06 Indemnification of ABA RF by Major Vendors. Northern Trust shall use its commercially reasonable efforts to obtain from Major Vendors (other than attorneys) engaged primarily for the benefit of the Program indemnification of the Indemnified Persons for any act or omission of such Major Vendors.

6.07 Non-Competition. During the term of this Agreement or any successor agreement hereto and for two years following the Transfer Completion Date, Northern Trust shall not either directly or indirectly, alone or with others, knowingly interfere with ABA RF’s relationships with Qualified Employers including, but not limited to, contacting present Employers (including Employers who terminated their relationships with the Program within the prior two years) or prospective Employers for the purpose of offering them competing or alternative investment opportunities that are substantially similar to the Program. For the avoidance of doubt, if and to the extent that Northern Trust (or its Affiliates) shall, after the date hereof, agree to provide investment or trustee services to any other vendor that offers retirement plan services to employers of a type similar to the Program, Northern Trust shall require such vendor to agree to restrictions substantially similar to those set forth in the preceding sentence. ABA RF hereby acknowledges that Northern Trust (or its Affiliates) currently is and may in the future be engaged in marketing activities involving competing or alternative investment opportunities for qualified retirement plans of the type maintained under the Program that may reach sectors of the legal community in a coincidental manner and that such activities are not prohibited by this Section, provided that Northern Trust has used commercially reasonable efforts to mitigate inclusion of Qualified Employers in such activities. This Section shall survive termination of this Agreement.

6.08 Confidentiality. Except as provided below, Northern Trust shall hold in strict confidence all Program Data and Records and shall use such Program Data and Records only to perform its obligations under this Agreement and to fulfill its obligations in connection with the Program. Northern Trust acknowledges that it has no right or title in or to (including without limitation copyright rights in) the Program Data and Records and collections or compilations of such Program Data and Records. To the extent Northern Trust would have any right or title in or to the Program Data and Records and collections or compilations of such Program Data and Records, it hereby assigns to ABA RF all of such rights (including without limitation copyright rights). Northern Trust may disclose Program Data and Records as necessary for Northern Trust to perform its obligations under this Agreement, but wherever possible, Northern Trust shall disclose Program Data and Records only to ABA RF, individuals within the Northern Trust organization and third parties engaged by Northern Trust who have a need to know such information in order for Northern Trust to perform its obligations under this Agreement and to fulfill its obligations in connection with the Program; provided, however, that Northern Trust shall use commercially reasonable efforts to cause third parties who have access to Program Data and Records to enter into a confidentiality agreement with respect to such Program Data and Records. Northern Trust acknowledges that the foregoing obligations include the obligation of Northern Trust not to reveal (a) any such Program Data and Records regarding individual Participants, Employers or Investors or (b) any Program Data or Records that could be used directly or indirectly to identify an individual Participant, Employer or Investor except when the Participant, Employer or Investor so requests. The foregoing obligations shall not apply to any of the following: (w) information rightfully known to Northern Trust, without continuing restrictions on disclosure, prior to being supplied to Northern Trust as part of the Program Data and Records, (x) information that is or becomes generally known to the public or in the trade other than through a failure on the part of Northern Trust to observe its obligations hereunder, (y) information that is independently developed or rightfully obtained without continuing restrictions on disclosures from third parties by Northern Trust otherwise than under the Program or (z) information that Northern Trust must disclose to comply with federal or state statutory or regulatory requirements or pursuant to a judicial or administrative order; provided that Northern Trust shall consult with ABA RF prior to making any such disclosure to the extent possible and shall provide ABA RF reasonable notice to enable ABA RF to resist any disclosure pursuant to 6.08(z). This Section shall survive termination of this Agreement.

6.09 Copyright of Program Data and Records, Trusts and ABA Members Plans; Trademarks. Northern Trust shall not interfere with or otherwise impede ABA RF’s efforts to protect the Program Data and Records, Trusts and the ABA Members Plans by copyright or the trademarks owned by ABA RF or the ABA, and Northern Trust shall not infringe on any such copyrights or trademarks. Northern Trust shall have the right and license to reproduce and distribute the Trusts and ABA Members Plans and to use the ABA RF and ABA trademarked logos to the extent necessary or appropriate in connection with the performance of its duties under this Agreement. If requested by ABA RF, Northern Trust shall, to the extent reasonably practicable, include a copyright or trademark notice or other proprietary rights legend on all human, electronic and machine readable copies of the Program Data and Records, the ABA Members Collective Trust, the Trusts and ABA Member Plans, including any electronic data files containing the Program Data and Records, Trusts and ABA Members Plans and the media for such data files. The form and content of any such notice or legend shall be determined by ABA RF.

6.10 Technology. (a) No Changes Without Approval. Northern Trust covenants that it shall make no change that diminishes the functionality or performance of, or decreases to any significant degree the resource efficiency of, any technology used to perform its services hereunder without first obtaining written approval from ABA RF.

(b) Advancements. Northern Trust covenants that until the Transfer Completion Date its services hereunder shall be supplemented and enhanced over time by changes that keep pace with technological advancements or improvements in the methods of delivering such services or otherwise, and such technological changes shall not result in any additional fees.

(c) Software Currency. Northern Trust or its Affiliates shall support the currency, versions and revisions of all technology, including software, necessary to support its services including interfaces with applicable Program Recordkeeper software.

(d) Software Consents. Northern Trust shall comply with (to the extent that the terms of such consents are communicated to ABA RF in writing), all consents for ABA RF to use any of Northern Trust or Northern Trust’s third party software as necessary to provide services hereunder (collectively, the “Northern Trust Software”). Northern Trust shall, at its cost, obtain, and Northern Trust and ABA RF shall comply with (to the extent that the terms of such consents are communicated to ABA RF in writing), all consents with Northern Trust’s third party software vendors that are necessary to deliver to receive Northern Trust’s services hereunder and under the Program Interface Agreement.

6.11 Notice of Change in Status or Regulatory Action. Subject to applicable laws and regulations, Northern Trust shall promptly notify ABA RF of (a) any change in its status as a bank, (b) any notice by any governmental agency of the intent to place material limitation on the activities of Northern Trust or its Affiliates that relate to or affect the Program, or (c) the receipt of formal notice of the commencement of any proceedings by any governmental agency to take any action that would change Northern Trust’s status or the status of the Program under the Investment Company Act of 1940, as amended. Northern Trust shall notify ABA RF of such information as soon as such information is available for public disclosure. If the time of disclosure to ABA RF of items described in this subsection would be accelerated by a confidentiality agreement between the parties, Northern Trust shall promptly offer to enter into such an agreement on commercially reasonable terms.

6.12 Performance by Affiliates. The parties acknowledge that Northern Trust may cause one or more of its Affiliates, to perform services in satisfaction of Northern Trust’s obligations under this Agreement, and that pursuant to this Section 6.12, Northern Trust has determined to cause NTI to carry out Northern Trust’s obligations as trustee of the ABA Members Collective Trust and related duties. Northern Trust shall be liable therefor to the same extent as if Northern Trust had directly performed such obligations and related duties. With respect to the designation of NTI as trustee of the ABA Members Collective Trust, Northern Trust shall guaranty, in writing, the obligations of NTI as trustee. Northern Trust further agrees, and it shall take any and all action as shall be necessary to require, that any obligation imposed on it hereunder shall also be assumed by any Affiliate it designates to perform any activity hereunder, and to the extent of such designation, ABA RF shall have the same rights with respect to such Affiliate as ABA RF has with respect to Northern Trust. In furtherance thereof, but not as a limitation, Northern Trust agrees each such Affiliate shall be subject to, and that it shall take any and all action as shall be necessary to cause each such Affiliate to be subject to all the provisions of this Article 6 and Sections 8.03, 8.04, 8.05, 8.06, 8.09, 10.06, 10.08 and 10.09, as if such Affiliate were a party to this Agreement.

6.13 Authorization. Northern Trust and ABA RF each represents and warrants to the other, as of the Effective Date, that:

(a) it has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement;

(b) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate action on the part of such Party and will not constitute a violation of any judgment, order or decree;

(c) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall not constitute a material default under any material contract by which it or any of its material assets are bound, or an event that would, with notice or lapse of time, or both, constitute such a default; and

(d) there is no proceeding pending or, to the knowledge of the party, threatened which challenges or may have a material adverse effect on this Agreement or the transactions contemplated by this Agreement.

6.14 Disaster Recovery. Northern Trust represents and warrants that it and the Affiliates used by it to satisfy its obligations under this Agreement have policies, procedures and technology resources that are designed to be sufficient, on a commercially reasonable basis, such that a natural or other disaster at the primary location or locations from which Northern Trust provides its services would not result in undue interruption of the services required hereunder or the loss of the Program Data and Records.

ARTICLE 7

FEES AND EXPENSES

7.01 Northern Trust’s Fees. Northern Trust shall be compensated for its performance of services for the Program solely by payment of the fees in accordance with the terms contained in Appendix B hereto. If Northern Trust shall in any agreement with another client of comparable size (as measured by assets under management) and service requirements agree to a lower fee schedule, Northern Trust shall promptly notify ABA RF of such event, and Appendix B shall be deemed to have been automatically amended to include such lower fee schedule. Nothing in this Section shall preclude the payment of expenses of the Program or Plans to the extent permitted by Section 7.04 or applicable law. If Northern Trust is offered or becomes entitled to any other fees, or revenue from any other party, as a result, directly or indirectly, of its engagement hereunder or its status as Trustee or as trustee of the ABA Members Collective Trust it shall report such amounts to ABA RF and use them solely for the benefit of the Investors.

7.02 ABA RF’s Fees. ABA RF fees, as of the Effective Date, for its services and obligations under the Master Plans, the Trusts, this Agreement and ABA RF’s agreement with the Program Recordkeeper as of the Effective Date are set forth in Appendix C.

7.03 Additional Services. Northern Trust’s obligations to perform services not required or agreed to under this Agreement shall be conditioned on ABA RF’s agreement to allow Northern Trust to charge a reasonable fee for such services. If the cost and risk to Northern Trust to provide additional services is minimal both individually and in the aggregate (from the Effective Date through the date such services are contemplated) then Northern Trust shall be deemed to have waived its right to an additional reasonable fee pursuant to this Section. If ABA RF and Northern Trust are unable to reach agreement regarding the additional reasonable fee under this Section within ninety (90) days of commencing negotiations, they shall use the provisions of Section 10.11 for dispute resolution and Northern Trust shall provide such services, pending the results of the dispute resolution, for the last fee it proposed for such services prior to submitting for dispute resolution, subject to retroactive adjustments based upon the fee as determined by such dispute resolution. It is understood that Northern Trust shall not pay distributions to Participants from its demand deposit account pursuant to Section 2.11 unless it is required to do so and, if required to do so, Northern Trust shall be entitled to an additional reasonable fee for such additional services according to the provisions of this Section 7.03.

7.04 Expenses. (a) General. Expenses of operation of the Program, the Plans, the Trusts and the ABA Members Collective Trust, as are permitted by applicable laws and regulations and this Agreement, shall be charged to and paid from the assets of the Trusts or the ABA Members Collective Trust (and charged to each Investment Option, Participant or Plan account, as applicable), for which such expenses are incurred. Except as otherwise provided in this Agreement, such expenses shall include but are not limited to (i) brokers’ fees and commissions, (ii) transfer and other taxes, (iii) custodians’ fees (including without limitation custodians’ fees paid to Northern Trust and its Affiliates, to the extent permitted by applicable law, including without limitation, the prohibitions of Part 4 of Title I of ERISA), (iv) Securities and Exchange Commission fees, (v) state securities registration fees, (vi) Internal Revenue Service user fees, (vii) fees and expenses paid pursuant to any Investment Advisor Agreement or any Investment Manager Agreement, (viii) fees payable to the Program Recordkeeper under its agreement with ABA RF for its services to the Program and the reasonable expenses incurred in connection therewith, (ix) fees paid to a consultant engaged pursuant to Section 3.03, (x) other reasonable independent legal, independent auditing, printing and mailing expenses incurred in the preparation of Securities and Exchange Commission and state securities filings, no-action letters or reports, (xi) printing and mailing costs incurred in connection with providing the Prospectus and related materials to Investors and prospective Investors who have communicated indications of interest in the Program, (xii) expenses as permitted under Section 8.09 and (xiii) legal defense costs of Northern Trust to the extent permitted by applicable law. To the extent that Northern Trust pays any expenses with respect to a particular Investment Option which are properly chargeable pursuant to this Section to a Trust or the ABA Members Collective Trust, as the case may be, it shall be entitled to reimbursement therefrom.

(b) Budgets. Not later than the meeting of the Board held in the fourth quarter of the preceding year, Northern Trust shall present ABA RF a detailed budget of each of the categories of expenses, including without limitation, the categories listed in subsection (a) above, to be charged to the ABA Members Collective Trust or the Trusts for the next calendar year. At each meeting of the Board during such calendar year, Northern Trust shall deliver a status report listing the categories of expense and expenses incurred to date as compared to such budget. ABA RF may make comments and recommendations with respect to such budgets and status reports, and Northern Trust shall give full consideration thereto. Any item of expense properly chargeable to the Trusts or the ABA Members Collective Trust under Section 7.04(a) may be so charged even if Northern Trust fails to include an item of expense in such Budget or if such expense items exceed such budget; provided that such expenses are reported to ABA RF in the next succeeding status report delivered pursuant to this Section 7.04(b).

(c) Amortization Schedules. If Northern Trust shall determine that any expenses otherwise chargeable to the ABA Members Collective Trust or the Trusts are to be amortized over a period of months or years, Northern Trust shall prior to the commencement of such amortization provide to ABA RF a detailed schedule of such expenses, the period of amortization and the reasons therefor. ABA RF may make comments and suggestions with respect to the need for and the structure of any such amortization schedule, and Northern Trust shall give full consideration thereto. If an unknown item of expense or an adjustment of any expense is uncovered after such amortization schedule has been approved by ABA RF, then Northern Trust shall provide ABA RF with a detailed schedule of such expenses and adjustments and the period of amortization and the reasons therefor.

(d) Certain Expenses not Chargeable. For purposes of this Section 13.04, expenses of operation of the Program, the Plans, the Trusts and the ABA Members Collective Trust shall not include salaries, fringe benefits, taxes and overhead attributable to the personnel or operations of Northern Trust or its Affiliates, or travel expenses of any such personnel.

ARTICLE 8

LIMITATION OF LIABILITY AND INDEMNIFICATION

8.01 Limitation of Liability for Instructions from Program Recordkeeper. Except as otherwise provided by laws or regulations, neither ABA RF nor Northern Trust (in each of its various capacities under the Program) shall be liable for any act or omission made in accordance with its obligations under this Agreement, the ABA Members Collective Trust, the ABA Members Plans or the Trusts to the extent that such act or omission was made in good faith, without negligence and in accordance with an instruction or information provided by the Program Recordkeeper, where the party in question had no reason to believe in its commercially reasonable judgment consistent with industry standards that such instruction or such information was unauthorized or incorrect.

8.02 Limitation of Liability for Acts of Third Parties. Except as otherwise provided by laws or regulations or Section 8.03 hereof, neither ABA RF nor Northern Trust (in each of its various capacities under the Program) shall be liable for any act or omission of any person or entity (other than an affiliate of ABA RF, in the case of ABA RF, or an Affiliate, in the case of Northern Trust), that acts or has acted as a fiduciary or service provider to a Plan, a Trust or the ABA Members Collective Trust pursuant to delegation of fiduciary responsibility under such Plan or trust, this Agreement or the Investment Manager Agreements. Northern Trust shall not be liable for any act or omission of State Street Bank and Trust Company or its affiliates.

8.03 Indemnification. Northern Trust agrees to defend, indemnify and hold harmless ABA RF, its then-present and former officers, directors, advisory directors, employees, the ABA, and its then-present and former officers, and the Board of Governors (the “Indemnified Persons”) against any and all expenses (including attorneys’ fees, subject to Section 8.04), judgments, fines, penalties (including any civil penalties assessed under Section 502(1) of ERISA) and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or current action, suit, proceeding or claim, whether civil, criminal, administrative or otherwise, or by reason of any of Northern Trust’s acts or omissions in connection with the Program. For the above defense, indemnity and hold harmless provision to apply (a) the Indemnified Persons shall inform Northern Trust promptly of any claims threatened or made against any Indemnified Person, (b) the Indemnified Persons shall cooperate fully with Northern Trust in responding to such threatened or actual claims, and (c) any settlement agreement shall require the written approval of Northern Trust and the affected Indemnified Persons, which consent shall not be unreasonably withheld or delayed. Except to the extent an Indemnified Person shall have been determined to be entitled to the payment of expenses of separate counsel pursuant to Section 8.04, ABA RF shall be entitled to act under this Section 8.03 on behalf of all Indemnified Persons who are directors, officers or employees of ABA RF. Northern Trust, as trustee of the ABA Members Collective Trust or as Trustee, shall be entitled to determine the extent to which any claim made pursuant to this Section shall be treated, in whole or in part, as a proper claim for indemnification against the ABA Members Collective Trust or the Trusts, as the case may be, but such determination shall not release Northern Trust of its obligations hereunder except that pursuant to such determination, such claims are satisfied by the ABA Members Collective Trust or the Trusts, as the case may be. This Section shall survive termination of this Agreement.

8.04 Counsel for Indemnified Persons. Northern Trust agrees to cooperate fully with the Indemnified Persons in responding to any threatened or actual claims. Each Indemnified Person shall have the right to employ counsel in its, his or her sole discretion. However, none of Northern Trust, the Trusts nor the ABA Members Collective Trust shall be liable (a) for any legal or other expenses incurred in connection with any such threatened, pending or current action, suit, proceeding or claim (whether civil, criminal, administrative or otherwise), or defense to any of the foregoing, that were not specifically authorized by Northern Trust or (b) for reasonable attorneys’ fees for the Indemnified Persons unless Northern Trust shall have received a written opinion reasonably acceptable in form and substance to Northern Trust of counsel reasonably acceptable to Northern Trust (and which counsel shall not represent or otherwise be affiliated with any of the Indemnified Persons) that there exists a material conflict of interest either (y) between (i) such Indemnified Persons and (ii) Northern Trust or (z) among such Indemnified Persons, each in the conduct of the response to a threatened claim or in the conduct of the defense of an actual claim in which event Northern Trust shall be liable for the reasonable legal expenses of each counsel whose appointment is necessary in light of such conflict. Notwithstanding any provision herein to the contrary, in all events, ABA RF shall be entitled to retain separate counsel to advise it in connection with any claim subject to indemnification hereunder, and Northern Trust shall be deemed to have authorized ABA RF’s expenses in connection therewith.

8.05 Contribution. In order to provide for just and equitable contribution in circumstances in which the terms of Section 8.03 are applicable, but the indemnification provided for therein is held for any reason to be unavailable or unenforceable, the Indemnified Persons shall contribute to the aggregate expenses (including attorneys’ fees, subject to Section 8.04), judgments, fines, penalties (including any civil penalties assessed under Section 502(l) of ERISA) and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or current action, suit, proceeding or claim, whether civil, criminal, administrative or otherwise, which such Indemnified Persons and Northern Trust may be subject to or liable for, in the following proportions: the Indemnified Persons collectively shall contribute one one-thousandth of one percent (0.001%) of such losses, claims, damages, expenses and liabilities, and Northern Trust shall contribute the balance thereof. Northern Trust shall have no other right of contribution from any of the Indemnified Persons.

8.06 Enforcement of Rights. If an Indemnified Person is reasonably required to bring any action to enforce rights or collect monies due under this Article and is successful in such action, Northern Trust shall reimburse such Indemnified Person or its subrogee for reasonable fees (including attorneys’ fees in accordance with Section 8.04) and expenses incurred in bringing and pursuing such action.

8.07 Supplemental Indemnification. Indemnification pursuant to this Article is intended to be supplemental to any other rights to indemnification available to the Indemnified Persons. Nothing herein shall be deemed to diminish or otherwise restrict the Indemnified Persons’ rights to indemnification under applicable laws.

8.08 Interests of ABA Members Collective Trust, Trusts and ABA Members Plans. In accordance with the ABA Members Collective Trust and the Trusts, Northern Trust shall, whenever in its judgment any interest of the Program so requires, acting on behalf of the

ABA Members Collective Trust or the Trusts, (a) settle, compromise, abandon or submit to arbitration any claim or demand, or (b) commence or defend any suit or legal proceeding. Northern Trust shall represent the ABA Members Collective Trust and the Trusts in any arbitration, suit or legal proceeding in any court or before any other body or tribunal. ABA RF, as sponsor of the ABA Members Plans, shall represent the ABA Members Plans in any arbitration, suit or legal proceeding in any court or before any other body or tribunal; provided, however, that if Northern Trust, the Trusts or the ABA Members Collective Trust is also involved in such arbitration, suit, or legal proceeding, Northern Trust shall control the arbitration, suit or legal proceeding on behalf of the Program (except to the extent provided in 8.03 and 8.04 and subject further to the terms of the Trusts), including but not limited to selecting counsel, determining the appropriate litigation strategy, and determining (to the extent possible) the forum for such arbitration, suit or proceeding, provided that Northern Trust shall from time to time (not less than quarterly) inform ABA RF of the progress of such litigation and ABA RF shall have the right to make suggestions and comments regarding Northern Trust’s control of such litigation.

8.09 Payment of Expenses. Expenses (including attorneys’ fees) specifically authorized by Northern Trust pursuant to Section 8.04 and actually and reasonably incurred by the Indemnified Persons in defending against or responding to such threatened or actual claims shall be paid by Northern Trust as they are incurred. Northern Trust may charge such expenses and any expenses pursuant to Section 7.04, each to the extent appropriate, as expenses of the Trusts and the ABA Members Collective Trust (to the extent provided in Section 7.04); provided, however, that Northern Trust may do so only (a) if the gravamen of the action, suit, proceeding or claim is principally the result of Northern Trust, the Program, the Trusts, the Plans or the ABA Members Collective Trust being a stakeholder or (b) in any other case in which the gravamen of the complaint is not an alleged breach of this Agreement or duty by Northern Trust; provided, further, that to the extent appropriate, such expenses shall be charged to the particular Plan or affected Participant’s account involved in the action, suit, proceeding or claim. Notwithstanding the foregoing, (a) expenses resulting from any threatened, pending or current action, suit, proceeding or claim, or defense to any of the foregoing, relating principally to an act or omission of Equitable Life Assurance Society of America (and its successors) (“Equitable”), to the extent that they are not covered by and paid under the Administrative Services Agreement between Equitable and ABA RF dated October 4, 1985 or an act or omission of State Street Bank and Trust Company, to the extent they are not covered by the Administrative and Investment Services Agreement between State Street Bank and Trust Company and ABA RF dated November 18, 2002, shall be charged as expenses of the Trusts and the ABA Members Collective Trust and (b) the limitations on payment of expenses set forth in clause (b) of the first sentence of this Section 8.09 shall not apply to the extent that such allegation is dismissed and no longer subject to appeal or there is otherwise a final determination that Northern Trust did not breach this Agreement or duties.

8.10 Northern Trust Corporation Guaranty. No later than ten (10) business days after the Effective Date, Northern Trust shall deliver to ABA RF a separate written guaranty, in the form of Exhibit B, executed by Northern Trust Corporation, the parent corporation of Northern Trust, which guaranty shall guarantee the full payment when due of all amounts it is or may become obligated to pay hereunder, together with the performance of any and all financial obligations of Northern Trust and its Affiliates hereunder.

ARTICLE 9

TERMINATION OF AGREEMENT

9.01 Termination by Northern Trust. Northern Trust may not terminate this Agreement prior to the close of business on the fifth anniversary of the Effective Date, except that Northern Trust may terminate this Agreement for Cause at any time, upon six (6) months prior delivery of a Notice of Termination, which Notice may be delivered only at or after the end of any correction or cure period provided in Section 9.02. Northern Trust may terminate this Agreement effective at the end of any quarter after the close of business on or after the fifth anniversary of the Effective Date by delivering Notice of Termination to ABA RF at least twelve (12) months prior to the Date of Termination specified therein.

9.02 Termination For Cause. The following behavior shall constitute Cause under this Agreement:

(a) the removal of Northern Trust as Trustee or other material change in the rights, responsibilities or obligations of Northern Trust as Trustee; or

(b) any material violation of this Agreement or the Trusts that ABA RF fails, within thirty (30) days of receipt of written notice thereof from Northern Trust to correct, or as to which ABA RF fails to reach a written agreement with Northern Trust, as to an appropriate time frame for correction or other resolution and which is not corrected or otherwise resolved within such appropriate time frame.

9.03 Termination by ABA RF. ABA RF may terminate this Agreement at any time by delivery to Northern Trust of a Notice of Termination at least six (6) months prior to the Date of Termination specified therein.

9.04 Consent to Termination. All Participants, Investors and Employers shall be deemed to have consented to such termination and shall have no right to withhold such consent.

9.05 Notice of Termination. If ABA RF terminates all or a portion of this Agreement pursuant to Section 9.03, its Notice of Termination shall specify (a) whether an Extension Period is required and (b) the length of any such Extension Period. If Northern Trust terminates all or a portion of this Agreement pursuant to Section 9.01, ABA RF may require an Extension Period by furnishing Northern Trust, within forty-five (45) days following ABA RF’s receipt of Northern Trust’s Notice of Termination, with a written notice specifying the length of any such Extension Period. After any such Notice of Termination is given, regardless of whether an Extension Period is required, Northern Trust shall continue to provide all services (including marketing services as described in the then-current Annual Marketing Plan) under this Agreement through the Transfer Completion Date.

9.06 Extension Period. Any Extension Period shall be a sufficient period of time after the Date of Termination to permit an orderly transfer of its responsibilities to a successor recordkeeper, successor Trustee, or both, which Extension Period shall not exceed one (1) year from the Date of Termination, unless ABA RF and Northern Trust otherwise agree in writing. If an Extension Period is required pursuant to Section 9.05, the Transfer Completion

Date shall be the end of such Extension Period. Northern Trust shall continue to serve as Trustee during the Extension Period, and all fees and expenses shall continue to be paid as in effect immediately prior to the Extension Period.

9.07 Conversion. No later than the Transfer Completion Date, Northern Trust shall provide ABA RF with Program Data and Records pursuant to Section 9.08. ABA RF may require that, from the date Notice of Termination is given until the Transfer Completion Date, Northern Trust cooperate with a successor recordkeeper and assist in such recordkeeper’s development and implementation of a conversion program by furnishing such assistance as is reasonably necessary for the development and implementation of a conversion program.

9.08 Transfer to Successor Trustee. After the date Notice of Termination is given and as promptly as practicable after Northern Trust receives a written request from ABA RF and no later than the Transfer Completion Date, Northern Trust shall provide to a successor recordkeeper, (a) two (2) copies of all Program Data and Records maintained electronically and established and maintained pursuant to this Agreement in their then-current form and (b) the then-current Program Data and Records. Such Program Data and Records shall be timely and accurate and shall be provided in the format and layout used by Northern Trust, with complete and accurate descriptions and explanations of the fields, formats and layouts of the computerized Program Data and Records.

9.09 Transfer of Program Assets. Northern Trust shall arrange for the transfer, no later than the Transfer Completion Date, of the assets of the Trusts and, to the extent applicable, the ABA Members Collective Trust, in accordance with the terms of the Trusts, the ABA Members Collective Trust and the ABA Members Plans to any person permissible under applicable laws and regulations and designated in writing by ABA RF. Notwithstanding such transfer, Northern Trust shall be entitled to receive from the successors to the Trusts or the ABA Members Collective Trust, any amounts determined under Section 7.01 or 7.04 attributable to periods prior to the Transfer Completion Date but not yet paid.

9.10 Maintenance and Disposition of Program Data and Records. For one year following the Transfer Completion Date, Northern Trust shall maintain one copy of all Program Data and Records that are maintained electronically on magnetic tape for the last accounting period for which Northern Trust was responsible under this Agreement and that are Participant, Plan, Employer or Investor records. At the end of such one year period, to the extent permitted by applicable law and the customary practices of Northern Trust with respect to such matters, Northern Trust shall destroy all copies of Program Data and Records in its possession and control, unless ABA RF and Northern Trust shall otherwise agree in writing. This Section shall survive termination of the Agreement. Prior to any such destruction, Northern Trust shall provide to ABA RF a copy of any such Program Data and Records to be destroyed by Northern Trust. The copy shall be in electronic or such other form as may be reasonably requested by ABA RF; provided, however, that ABA RF shall pay the reasonable expenses associated with making such copy if the format requested is not the standard format in which Northern Trust maintains such Program Data and Records. Upon request by ABA RF, Northern Trust shall provide a description or samples of such standard format.

ARTICLE 10

MISCELLANEOUS

10.01 Plan Disqualification. If it is determined that a Plan does not meet the requirements for qualification under the Code, Northern Trust may withdraw from the Funds any or all amounts attributable to that Plan and pay such amounts as required by the Plans and Trusts and in accordance with applicable law.

10.02 Agents of ABA RF. With respect to any provision of this Agreement, but subject to applicable laws and regulations, the Board may designate in writing to Northern Trust one or more authorized representatives to act on behalf of ABA RF, in which case Northern Trust shall be entitled to communicate with such representatives, until such time as ABA RF provides written notice to the contrary, and actions by such representatives shall be binding on all parties.

10.03 Good Faith. Both ABA RF and Northern Trust shall have an obligation to consent, respond, agree, provide notice, give and consider comments or recommendations, negotiate, approve, cooperate and otherwise act in good faith and on a reasonably timely basis with respect to each provision of this Agreement, the ABA Members Collective Trust and the Trusts. Even if not expressly stated herein, no consent, approval or endorsement of ABA RF or Northern Trust under this Agreement shall be unreasonably withheld or delayed.

10.04 Compliance with Laws. Northern Trust shall comply, shall cause the ABA Members Collective Trust and the Trusts to comply and shall cooperate in assisting ABA RF and any other person or entity providing such services in complying with all applicable employee benefit, securities, banking and insurance laws and regulations. ABA RF shall comply, shall cause the ABA Members Plans and the Trusts to comply and shall cooperate in assisting Northern Trust and any other person or entity providing such services in complying with all applicable employee benefit, securities, banking and insurance laws and regulations, including without limitation by providing any information reasonably available to ABA RF that is reasonably requested by Northern Trust and by assisting Northern Trust in obtaining such other information as may be reasonably requested by Northern Trust, each in connection with action taken by Northern Trust under this Agreement or to obtain any opinion letter, ruling, no-action letter or interpretive request filed with or requested from the Internal Revenue Service, the Department of Labor, the Securities and Exchange Commission or any similar state securities regulatory authority.

10.05 Audits. As sponsor of the ABA Members Plans and on behalf of Participants, Employers and Investors, ABA RF may, for the purpose of providing assurance that Northern Trust is fulfilling its obligations under this Agreement, the ABA Members Collective Trust and the Trusts, at any reasonable times, audit (either by itself or through auditors it may appoint), the facilities, operations and Program records of Northern Trust that relate to Northern Trust’s fulfillment of its duties, responsibilities and obligations under this Agreement, the ABA Members Collective Trust and the Trusts. Northern Trust shall cooperate with ABA RF or auditors appointed by ABA RF for such purpose. The cost of such audit shall be paid from ABA RF’s own funds except to the extent such audit discloses an error in Program accounting or records that requires an adjustment to Participants’ accounts, a change in Northern Trust’s internal accounting procedures or discloses Northern Trust’s failure to comply with Service Standards, in which case Northern Trust shall pay such cost. Nothing in this Section shall give ABA RF the right to a financial audit of Northern Trust.

10.06 Amendment. This Agreement, the Trusts and the ABA Members Collective Trust, may be amended only by a written instrument executed by ABA RF and Northern Trust. All Participants, Employers and Investors shall be deemed to have consented to any such amendment and shall have no right to withhold such consent.

10.07 Assignment; Change of Control. Subject to the terms and conditions of this Section 10.07, neither ABA RF, NTI nor Northern Trust may assign its rights or obligations under this Agreement, any Investment Advisor Agreement or any Investment Manager Agreement without the other’s prior written consent. For purposes of this Section, a merger, reorganization or transfer of substantially all of the assets of ABA RF to a successor organization shall not constitute an “assignment” of this Agreement, but any “Change of Control”, as defined in this Section 10.07, of Northern Trust or NTI, shall constitute an “assignment” of this Agreement and entitle ABA RF to terminate this Agreement pursuant to Section 9.03, but with such notice period as ABA RF shall determine in its sole discretion. For purposes of this Section:

(a) a Change of Control of Northern Trust or NTI shall be deemed to occur if and when:

(1) a merger, consolidation or reorganization of Northern Trust or NTI, as the case may be, or the transfer of substantially all its assets to a successor organization occurs, unless Northern Trust, or NTI, as the case may be, is the survivor in any such transaction; or

(2) any plan or proposal for the liquidation of Northern Trust, or NTI, as the case may be, is adopted by its stockholders;

(b) a Change of Control of Northern Trust Corporation shall be deemed to occur if and when:

(1) a merger, consolidation or reorganization of Northern Trust Corporation or the transfer of substantially all its assets to a successor organization occurs, unless Northern Trust Corporation is the survivor in any such transaction and (A) it is not controlled by another organization and (B) persons who were shareholders of Northern Trust Corporation immediately before such transaction own more than 50% of the combined voting power of Northern Trust Corporation immediately after such transaction;

(2) any person, including a “person” as such term is used in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), is or becomes a beneficial owner (as such term is defined in rule 13-d(3) under the 1934 Act), directly or indirectly, of securities of Northern Trust Corporation, representing more than 50% of the combined voting power of Northern Trust Corporation’s outstanding securities;

(3) any plan or proposal for the liquidation of Northern Trust Corporation is adopted by the stockholders of Northern Trust Corporation; or

(4) all or substantially all of the assets of Northern Trust Corporation are sold, liquidated or distributed.

10.08 No Third Party Beneficiaries. This Agreement is entered into solely between, and may be enforced only by ABA RF, NTI and Northern Trust and may in the case of ABA RF be enforced against Northern Trust Corporation to the extent of its written guarantee described in Section 8.10 (related to Northern Trust Corporation guaranty) and this Agreement shall not be deemed to create any rights in third parties or to create any obligations of a party to any such third parties, provided, however, that this Section 10.08 shall not be interpreted as interfering with the rights of any Indemnified Person under Article 8 hereof.

10.09 References to Include Program Interface Agreement. Any references herein to Northern Trust’s obligations hereunder shall be deemed to include its obligations and services under the Program Interface Agreement.

10.10 Choice of Law. Except to the extent preempted by ERISA, this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to agreements to be performed in that state (without regard to choice of law principles thereunder). For the avoidance of doubt, in the event of a claim subject to ERISA for which the common law under ERISA looks to applicable state law, such state law shall be the law of the State of Illinois (without regards to choice of law principles thereunder).

10.11 Resolution of Disputes. (a) Negotiation Procedure. The parties agree to address disagreements and disputes arising out of or related to this agreement or the breach thereof through the procedures set forth in this paragraph before resorting to legal proceedings. Each party shall designate an employee who will be the initial contact for resolving disputes. Each party shall raise any questions, disagreements or disputes falling within the scope of this Section with the designated employee of the other party. The designated employees will work together to resolve the relevant issue in a manner that meets the interests of both parties, or until the issue is referred to designated officers of the parties as set forth below. Each party shall also designate an officer or director who will review disagreements or disputes that the designated employees are unable to resolve. These officers will work together to resolve the disputes so referred in a manner that meets the interests of both parties, either until such agreement is reached, or until an impasse is declared by either party.

(b) Exclusive Jurisdiction. ABA RF and Northern Trust agree that the federal District Court for the Northern District of Illinois shall have exclusive jurisdiction over any disputes hereunder, provided, however, that if such Court shall determine that it does not have jurisdiction under any such dispute, ABA RF and Northern Trust agree that the Circuit Court of Cook County, Illinois shall have such exclusive jurisdiction.

10.12 Notice. All notices, requests or other communications to be given by ABA RF or Northern Trust to the other under this Agreement shall be considered properly given if (a) delivered in person, (b) delivered by overnight courier (with signed acknowledgment or receipt) mailed by first-class United States mail, postage prepaid, registered or certified with return receipt requested or (c) sent by telecopier, confirmed by telephone by the sender, each at the following address:

The Northern Trust Company

and Northern Trust Investments, N.A.

50 South LaSalle Street

Chicago, Illinois 60603

Attention: Northern Trust Global Advisors

ABA Retirement Funds

541 North Fairbanks Court

Chicago, Illinois 60611-3314

Attention: Executive Director

Telecopier: (312) 988-5032

With a copy to:

Sidley Austin LLP

1 South Dearborn

Chicago, IL 60603

Attention: Robert A. Ferencz

All notices, requests or communications shall be deemed given (y) upon the expiration of five (5) Business Days after deposit if mailed or (z) upon receipt by the addressee if given in person, by courier or by telecopier. If any communication is tendered to a party and the delivery thereof is refused by such party, such communication shall be effective upon the tender. Either Northern Trust or ABA RF may change the address to which notices are to be delivered by written notice to the other party as provided in this Section. All notices, accountings, reports and other communications by Northern Trust to Participants, Employers and Investors shall be delivered in accordance with and otherwise governed by the applicable provisions of the Trusts and the ABA Members Collective Trust.

10.13 Use of Electronic Media. Subject to the prior written consent of ABA RF, Northern Trust may satisfy its obligations under this Article 10 to provide written information or documents by use of the internet or other electronic media.

10.14 Severability of Provisions. If any provision of this Agreement is found to be unenforceable, the other provisions shall remain in effect.

10.15 Waiver. Any agreement by ABA RF or Northern Trust to an extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed by such party, but such waiver or failure to insist on strict compliance with such provision shall not operate as a waiver or estoppel with respect to any subsequent or other failure.

10.16 Captions. The captions or headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.

10.17 Action by ABA RF. Any action required or permitted to be taken hereunder by ABA RF may be taken by resolution of the Board, by resolution of any duly authorized committee of, or appointed by the Board or by any officer or agent duly authorized to take such action by the Board or such a committee.

10.18 Construction of Terms. The singular may include the plural and vice versa, unless the context clearly indicates to the contrary. Unless otherwise stated, all references to Sections and Articles are to Sections and Articles of this Agreement.

10.19 Execution in Counterparts. This Agreement may be executed in counterparts, and all the counterparts together shall be considered an original.

10.20 Entire Agreement. This Agreement (including the Appendices hereto and the Annual Marketing Plan), together with the Trusts and the ABA Members Collective Trust and, to the extent applicable, the ABA Members Plans, contains the entire agreement between the parties, and supersedes all prior agreements, arrangements and understandings between Northern Trust, NTI and ABA RF, relating to the subject matter contained herein.

IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto on this 15th day of August, 2008, effective as of the Effective Date (except to the extent the parties are obligated hereunder to take any action prior to such date).

THE NORTHERN TRUST COMPANY

By:	[illegible]

Title:	Executive Vice President

NORTHERN TRUST INVESTMENTS, N.A.
(signing to evidence its agreement to carry out the duties of the trustee of the ABA Members Collective Trust and any other duties delegated to it by The Northern Trust Company under this Agreement)

By:	[illegible]

Title:	Executive Vice President

ABA RETIREMENT FUNDS

By:	/s/ Earle Lasseter
President

APPENDIX A

SERVICE STANDARDS – PERFORMANCE PENALTIES

The standards of accuracy that govern all of the services performed by Northern Trust under this Agreement are as follows:

ACTIVITY/FUNCTION	QUALITY STANDARDS	PENALTY FOR PERFORMANCE FAILURE
FINANCIAL TRANSACTIONS	All financial transactions[1] wherever occurring in the Program shall be processed at the time required by this Agreement and without error caused by Northern Trust for no less than 99% of all financial transactions processed.	$30,000 for each calendar quarter for which this standard is not achieved.

[1]

“Financial transactions” means transactions to effectuate Program Recordkeeper initiated actions, such as contributions to or disbursements from the Program, and transfers of assets among Investment Options.

STANDARDS COMPLIANCE PROCEDURE:2

In the event that a standard established for a function, activity or service is not met for a calendar quarter, ABA RF shall be promptly notified and the amount of the applicable penalty calculated. ABA RF may request the activation of an internal Northern Trust quality standards task force if compliance is not restored by the end of the second consecutive quarter.

The task force, if activated, will review all work procedures and processes in the functional area which is below standard, and develop a comprehensive analysis of the deficiencies causing the failure to meet standards, along with suggested corrective actions. The task force review and report will be completed no later than 90 days after ABA RF requests activation.

ABA RF reserves the right at the end of the quarter following the task force review to convene its own task force for the purpose of reviewing the below-standards service or activity process or to otherwise conduct an independent audit as provided in Section 10.05. Activating its own task force will not prevent ABA RF from pursuing other remedies.

Compliance with all the standards indicated is to be measured and reported upon to ABA RF at each regular meeting of the Board in a separate Standards Compliance Report.

Where actual data are available for the full universe of activity, the actual data will be measured. Otherwise, each quarter Northern Trust shall evaluate a random 2% sample of each transaction type to determine whether performance has satisfied such standards and present the results to ABA RF at least quarterly.

Samples of actual output from the respective activity/functions reviewed for compliance with the respective timeliness standards shall also be examined for financial and administrative accuracy.

Northern Trust will not be deemed to have committed an error hereunder to the extent that it acts in reliance on information furnished by, or at proper direction of, ABA RF, or an Employer, Participant or Investor, as applicable. Nor will Northern Trust be deemed to have committed an error hereunder to the extent that it relies on information furnished by State Street Bank and Trust Company, any financial institution or third party. Any disagreement between Northern Trust and ABA RF regarding the occurrence or amount of any penalty that cannot otherwise be resolved shall be subject to Section 10.11.

Additionally, if a survey becomes available specific to trustee services for similar large defined contribution plans, Northern Trust shall request to participate in the survey and the cost of such survey shall be paid (or reimbursed) by the Trusts or the ABA Members Collective Trust subject to Section 7.04. Survey content will be evaluated by ABA RF and Northern Trust on a timely basis.

In the event of any major employee benefit or tax reform legislation during the term of this Agreement, these standards will be reevaluated).

[2]	Derived from AISA Agreement. Needs further revision depending on outcome of service standard/penalty issue for Northern Trust.

APPENDIX B

FEES PAID TO NORTHERN TRUST

I.	Trust Management:

The trust, management and administration fee shall be calculated according to the following schedule as applied to the aggregate value of assets held by the Funds described in the Prospectus, excluding Target Retirement Date Fund assets.

First $1 Billion	.115%
Next $2 Billion	.08%
Over $3 Billion	.065%

Such fee shall accrue daily and be paid to Northern Trust at the end of each month. Such fee is based upon the current Fund line up and specific construction of each Fund relative to its advisor composition, custody and other Fund administration requirements. ABA RF and Northern Trust reserve the right to change such fee should the Fund line up or construction of a Fund change in the future in a manner which changes Northern Trust’s costs of administering such Fund or Funds.

II.	Target Retirement Date Fund Management

The Target Retirement Date Fund management fee of .115% shall be applied to the aggregate value of assets held by the Target Retirement Date Funds described in the Prospectus. Such fee shall accrue daily and be paid to Northern Trust at the end of each month.

APPENDIX C

FEES PAID TO ABA RF

ABA RF’s fee shall be calculated according to the fee schedule set forth in the Prospectus, from time to time.

Such fees will be charged pro rata against all Program assets other than those held under Self-Managed Option accounts and paid to ABA RF within ten (10) Business Days following the end of each month.

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